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                                   EXHIBIT 99




REPORT OF INDEPENDENT AUDITORS

STOCKHOLDERS AND BOARD OF DIRECTORS
BUTLER WICK CORP.

We have audited the accompanying consolidated statement of financial condition of Butler Wick Corp. and Subsidiaries as of June 25, 1999, and the related consolidated statement of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of Butler Wick's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Butler Wick Corp. and Subsidiaries as of June 25, 1999 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Packer, Thomas & Co.

Youngstown, Ohio
July 28, 1999